APPENDIX A

APOLLO CAPITAL CREDIT ADVISER, LLC

PROXY VOTING POLICIES AND PROCEDURES

Background & Description

In Proxy Voting by Investment Advisers, Investment Advisers Act Release No. 2106 (January 31, 2003), the SEC noted that, “The federal securities laws do not specifically address how an adviser must exercise its proxy voting authority for its clients. Under the Advisers Act, however, an adviser is a fiduciary that owes each of its clients a duty of care and loyalty with respect to all services undertaken on the client’s behalf, including proxy voting. The duty of care requires an adviser with proxy voting authority to monitor corporate events and to vote the proxies.”

Rule 206(4)-6 under the Advisers Act requires each registered investment adviser that exercises proxy voting authority with respect to client securities to:

●	Adopt and implement written policies and procedures reasonably designed to ensure that the adviser votes client securities in the clients’ best interests. Such policies and procedures must address the manner in which the adviser will resolve material conflicts of interest that can arise during the proxy voting process;

●	Disclose to clients how they may obtain information from the adviser about how the adviser voted with respect to their securities; and

●	Describe to clients the adviser’s proxy voting policies and procedures and, upon request, furnish a copy of the policies and procedures.

Rule 206(4)-6 is supplemented by Investment Advisers Act Release No. 5325 (September 10, 2019) (“Release No. 5325”), which contains guidance regarding the proxy voting responsibilities of investment advisers under the Advisers Act. Among other subjects, Release No. 5325 addresses the oversight of proxy advisory firms by investment advisers. Additionally, paragraph (c)(2) of Rule 204-2 imposes additional recordkeeping requirements on investment advisers that execute proxy voting authority, as described in the Books and Records section of this Compliance Manual.

The Advisers Act lacks specific guidance regarding an adviser’s duty to direct clients’ participation in class actions. However, many investment advisers adopt policies and procedures regarding class actions. The Sub-Adviser is responsible for exercising voting authority over securities held by the Fund consistent with the Fund’s best interests, which is viewed as making a judgment as to what voting decision (including a decision not to vote) is reasonably likely to maximize total return to the Fund. The Sub-Adviser maintains proxy voting policies and procedures consistent with SEC Rule 206(4)-6 of the Advisers Act.

Policy

The Adviser, as a matter of policy and as a fiduciary to the Fund, has the responsibility for voting proxies for securities held by the Fund consistent with the best interests of the Fund. The Adviser has delegated the voting responsibility for the Fund’s Sub-Adviser. The Sub-Adviser maintains written policies and procedures as to the handling, voting and reporting of proxies. The Adviser shall cause the Fund to make appropriate disclosures about the Fund’s proxy policies and practices and the availability of the Fund’s proxy voting record.

Procedures

The Adviser has adopted procedures to implement the proxy voting policy and to monitor and ensure its policy is observed and amended or updated, as appropriate, which include the following.

General Voting Procedures and Guidelines

The Adviser has delegated the voting responsibility for the Fund to the Sub-Adviser. The Sub-Adviser maintains proxy voting policies and procedures consistent with SEC Rule 206(4)-6 of the Advisers Act. The Sub-Adviser votes proxies for the Fund in a manner consistent with its proxy voting policies and procedures, and any written instructions from the Adviser or the Fund. As a fiduciary, the Sub-Adviser has a duty to monitor corporate events and to vote proxies, as well as a duty to cast votes in the best interest of its clients, including the Fund, and not to subrogate client interests to its own interests. To meet its fiduciary obligations, the Sub-Adviser seeks to ensure that its votes proxies in the best interest of its clients, including the Fund, and address how it will resolve any conflict of interest that may arise when voting proxies.

The Sub-Adviser intends to vote proxies on behalf of the Fund either in accordance with management recommendations, or otherwise in the best interests of the Fund, taking into account such factors as it deems relevant in its sole discretion. The Sub-Adviser’s proxy voting policy is designed to ensure that if a material conflict of interest is identified in connection with a particular proxy vote, that the vote is not improperly influenced by the conflict. Conflicts of interest will arise from time to time in relation to proxy voting requirements. The Sub-Adviser shall monitor all proxies for any potential conflicts of interest. If a material conflict of interest arises, the Sub-Adviser will determine what is in the best interests of the Fund and will seek to take appropriate steps to eliminate any such conflict.

The Adviser expects the Sub-Adviser to vote proxies according to its stated proxy voting policy and in the best interest of shareholders. The Sub-Adviser may refrain from voting Fund proxies if:

●	the voting materials are not received in sufficient time to allow proper analysis or an informed vote by the voting deadline; and

●	it determines the cost of voting will likely exceed the expected potential benefit to the Fund; or the securities are of a de minimis amount

The Sub-Adviser must notify the Adviser of votes contrary to its general guidelines and document the rationale for any such vote, votes on non-routine matters and instances where the Sub-Adviser refrains from voting. The Sub-Adviser provides the Adviser and Fund with periodic reporting related to its proxy voting practices, votes cast and any votes which are voted contrary to its respective guidelines.

Conflicts of Interest

An investment adviser registered under the Advisers Act has a fiduciary duty to act solely in the best interests of its clients. As part of this duty, the Adviser recognizes that conflicts of interest may arise from time to time in relation to proxy voting requirements. The Sub-Adviser is responsible for identifying, prior to each proxy vote, material actual or potential conflicts between its interests, its affiliates, or Personnel and the interests of the Fund. A conflict between the Sub-Adviser and any client, including the Fund, can arise in a number of situations. The following non-exclusive examples illustrate conflicts of interest that could arise:

●	undue influence upon the Sub-Adviser or its affiliates, whether exerted by an internal or external party (such as agents of the issuer);

●	A failure to vote in favor of a position supported by management may harm the relationship the Sub-Adviser or its client have with the company;

●	A failure to vote in favor of a particular proposal may harm the relationship the Sub-Adviser or a client has with the proponent of the proposal;

●	A failure to vote for or against a particular proposal may adversely affect a business or personal relationship, such as when an officer of the Sub- Adviser has a spouse or other relative who serves as a director of the company, is employed by the company or otherwise has an economic interest therein;

●	existing or prospective clients or other relationships involving the issuer or the executive officers of the issuer (e.g., changes to prospectus, board of directors, etc.); or

●	Conflicts arising from investment positions held by affiliates of the Sub-Adviser.

Form N-PX

The Adviser shall cause the Fund to file an annual report of proxies voted with respect to portfolio securities of the Fund during the twelve-month period ended June 30 on Form N-PX not later than August 31 of each year.

Disclosure

The Adviser will provide conspicuously displayed information in the Fund’s registration statement and annual report to shareholders describing the policy and procedures used by the Adviser to vote proxies on behalf of portfolio securities, including a statement that shareholders may request information regarding how the Fund voted proxies relating to portfolio securities during the most recent 12-month period ended June 30th.

The Adviser will also provide a statement in the Fund’s semi-annual report to shareholders notifying shareholders that a description of the policies and procedures that the Fund uses to vote proxies relating to portfolio securities is available without charge upon request. Additionally, the Fund’s semi-annual report will also include a statement notifying shareholders that information regarding how the Fund voted proxies relating to portfolio securities during the most recent 12-month period ended June 30th is available without charge upon request.

Requests for Information

All requests for information regarding proxy votes, or policies and procedures, received by any Adviser Personnel, officer, or director should be forwarded to the CCO. In response to any request from a Fund shareholder, the CCO will prepare a written response with the information requested.

Recordkeeping

The Adviser relies on the Sub-Adviser to maintain proxy voting records in accordance with the SEC’s five-year retention requirements including: (i) the Sub-Adviser’s policy and any amendments; (ii) proxy materials; (iii) a record of each vote that it casts (and any decisions to refrain from voting); (iv) any document created that was material to making a decision how to vote or that memorializes that decision; (v) records reflecting the resolution of conflicts of interest; and (vi) client requests for the policy or proxy voting information, and the Adviser’s response. The CCO shall retain the following proxy records in accordance with the Adviser’s Recordkeeping Policy:

●	These policies and procedures and any amendments;
●	The Sub-Adviser’s proxy voting policies and procedures;
●	Each proxy statement that the Adviser receives;
●	A record of each vote that the Adviser casts;
●	A record of votes cast by the Sub-Adviser on behalf of the Fund (form N-PX);
●	Any specific documents prepared or received in connection with a decision on a proxy vote; and
●	A copy of each written request for information on how the Adviser voted such proxies, and a copy of any written response.

Responsibility

Compliance has responsibility for implementation and monitoring of the Adviser’s proxy voting policy and procedures. In addition to periodically reviewing proxy votes cast by the Sub-Adviser on behalf of the Fund, Compliance should also periodically review the Sub-Adviser’s proxy voting policy and procedures. The Sub-Adviser is responsible for exercising voting authority over securities held by the Fund consistent with the Fund’s best interests, which is viewed as making a judgment as to what voting decision (including a decision not to vote) is reasonably likely to maximize total return to the Fund.

APPENDIX B

PROXY VOTING POLICY OF APOLLO CREDIT MANAGEMENT, LLC

SEC registered advisers that have the authority to vote client proxies (which authority may be implied from a general grant of investment discretion) are required to adopt policies and procedures (i) reasonably designed to ensure that the adviser votes proxies in the best interests of its clients and (ii) that include how the adviser addresses material conflicts that may arise between the adviser’s interests and those of its clients. It is expected that, in most cases, Apollo Credit Management, LLC (the “adviser”) will invest the assets of its clients in securities that do not generally carry voting rights. When a client account does have voting rights in a security, it follows the proxy voting policies and procedures summarized below:

In determining how to vote, officers of the adviser will consult with each other and other investment professionals affiliated with the adviser, taking into account the interests of the adviser’s clients and investors as well as any potential conflicts of interest. The adviser will consult with legal counsel to identify potential conflicts of interest. Where a potential conflict of interest exists, the adviser may, if it so elects, resolve it by following the recommendation of a disinterested third party, including by seeking the direction of the independent directors of the client or, in extreme cases, by abstaining from voting. While the adviser may retain an outside service to provide voting recommendations and to assist in analyzing votes, the adviser does not expect to delegate its voting authority to any third party.

An officer of the adviser will keep a written record of how all such proxies are voted. The adviser will retain records of (1) proxy voting policies and procedures, (2) all proxy statements received (or it may rely on proxy statements filed on the SEC’s EDGAR system in lieu thereof), (3) all votes cast, (4) investor requests for voting information, and (5) any specific documents prepared or received in connection with a decision on a proxy vote. If it uses an outside service, the adviser may rely on such service to maintain copies of proxy statements and records, so long as such service will provide a copy of such documents promptly upon request.

The adviser’s proxy voting policies are not exhaustive and are designed to be responsive to the wide range of issues that may be subject to a proxy vote. In general, the adviser will vote proxies in accordance with these guidelines unless: (1) it has determined otherwise due to the specific and unusual facts and circumstances with respect to a particular vote, (2) the subject matter of the vote is not covered by these guidelines, (3) a material conflict of interest is present, or (4) it is necessary to vote contrary to the general guidelines to maximize shareholder value or the best interests of the adviser’s clients. In reviewing proxy issues, the adviser generally uses the following guidelines:

Elections of Directors: In general, the adviser will vote in favor of the management-proposed slate of directors. If there is a proxy fight for seats on a portfolio company’s board of directors, or the adviser determines that there are other compelling reasons for withholding a vote, it will determine the appropriate vote on the matter. The adviser may withhold votes for directors that fail to act on key issues, such as failure to: (1) implement proposals to declassify a board, (2) implement a majority vote requirement, (3) submit a rights plan to a shareholder vote or (4) act on tender offers where a majority of shareholders have tendered their shares. Finally, the adviser may withhold votes for directors of non-U.S. issuers where there is insufficient information about the nominees disclosed in the proxy statement or where, in the adviser’s discretion, the cost of voting will outweigh the perceived benefit.

Appointment of Auditors: The adviser believes that the board of an issuer remains in the best position to choose its independent auditors and the adviser will generally support management’s recommendation in this regard.

Changes in Capital Structure: Changes in an issuer’s charter or by-laws may be required by state or federal regulation. In general, the adviser will cast client votes in accordance with management on such proposals. However, the adviser will consider carefully any proposal regarding a change in corporate structure that is not required by state or federal regulation.

Corporate Restructurings, Mergers and Acquisitions: The adviser believes proxy votes dealing with corporate reorganizations are an extension of the investment decision. Accordingly, the adviser will analyze such proposals on a case-by-case basis and vote in accordance with its perception of client interests.

Proposals Affecting Shareholder Rights: The adviser generally will vote in favor of proposals that give shareholders a greater voice in the affairs of an issuer and oppose any measure that seeks to limit such rights. However, when analyzing such proposals, the adviser will balance the financial impact of the proposal against any impairment of shareholder rights as well as of a client’s investment in the issuer.

Corporate Governance: The adviser recognizes the importance of good corporate governance. Accordingly, the adviser generally will favor proposals that promote transparency and accountability within an issuer.

Anti-Takeover Measures: The adviser will evaluate, on a case-by-case basis, any proposals regarding anti-takeover measures to determine the measure’s likely effect on shareholder value dilution.

Stock Splits: The adviser generally will vote with management on stock split matters.

Limited Liability of Directors: The adviser generally will vote with management on matters that could adversely affect the limited liability of directors.

Social and Corporate Responsibility: The adviser will review proposals related to social, political and environmental issues to determine whether they may adversely affect shareholder value. The adviser may abstain from voting on such proposals where they do not have a readily determinable financial impact on shareholder value.